EXHIBIT 15.2

April 20, 2020

CooTek (Cayman) Inc.
9-11F, No.16, Lane 399, Xinlong Road

Minhang District

Shanghai
People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure” in CooTek (Cayman) Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summary of our opinion under this heading into the Company’s registration statements on Form S-8 (File No. 333-229171) that was filed on 9 January 2019. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ JunHe LLP
JunHe LLP